Exhibit 10.1

CONFIDENTIAL BONUS RELEASE AGREEMENT

This Confidential Bonus Release Agreement (“Agreement”) is entered into by and between SeaStar Medical, Inc. (the “Company”) and NAME (“you” or “your”), collectively (the “Parties”). In consideration of the mutual promises contained in this Agreement, you and the Company agree as follows:

1. Effective Date. The Effective Date of this Agreement is the date the Agreement is executed by both Parties.

2. Release of Bonus. You acknowledge that in signing this Agreement, you agree to release, forfeit and waive your right or claim to any bonus promised and/or earned by you during your employment with the Company as fully set out in Section 5.

3. Consideration. The Company will continue to employ you and compensate you at your current rate of pay in exchange for you signing and not revoking this Agreement, including the Release of Claims in Section 5.

4. No Other Rights. You agree that, apart from this Agreement, the Company is not obligated to provide you with the consideration described in Section 3, and that such consideration is in exchange for entering into this Agreement. You further agree that apart from the released bonuses, you have been fully paid for all salary or wages owed to you by the Company in connection with any work performed by you.

5. Release of Claims. You agree that in exchange for the consideration described in Section 3, you release the Company and its members, and their respective directors, officers, employees, agents, fiduciaries, insurers, representatives, shareholders, directors, benefit plans, successors, and assigns, in any and all capacities, (collectively, the “Released Parties”) from all liability, to the fullest extent permitted by law, for any and all claims, actions, causes of action, promises, agreements, damages, or costs or expenses brought under any federal, state or local statute or regulation, arising from or relating to compensation of any kind, including the payment of bonuses, bonus programs, RELEVANT PROVISION OF APPLICABLE EMPLOYMENT AGREEMENT, wages, expenses, distributions, commissions, deferred compensation, equity or stock options, incentive compensation, earned but unused vacation, amounts due under any contract, or, penalties, or related promises and agreements, or related actions including but not limited to the Federal Fair Labor Standards Act, the Equal Pay Act and APPLICABLE STATE OR LOCAL STATUTES OR REGULATIONS CONCERNING WAGES, through the date on which you sign this Agreement.

You understand and agree that any and all claims which you have, had, or might have had against any of the Released Parties as stated in Section 5 occurring up through the date you sign this Agreement are fully released and discharged by this Agreement.

6. Governing Law. This Agreement will be governed and construed in accordance with the laws of the State of APPLICABLE STATE.

7. Non-Admission. It is expressly understood that this Agreement does not constitute, nor will it be construed as an admission by the Company of any liability or unlawful conduct.

8. Representation. You agree and acknowledge that you have received and read this Agreement, that the provisions of this Agreement are understandable to you, and that you fully appreciate and understand the meaning of the terms of this Agreement and their effect. You are hereby advised to consult with an attorney for advice in connection with this Agreement prior to signing it. You agree that you have entered into this Agreement freely and voluntarily and intend for this Agreement to be legally binding.

SIGNATURES TO FOLLOW

IN WITNESS WHEREOF, the parties have executed this Agreement by their signatures below.

Dated:	_____________________, 2025

NAME

Dated:	_____________________, 2025

SeaStar Medical, Inc.

By

NAME

***Signature page to the Bonus Release Agreement entered into between SeaStar Medical, Inc. and NAME***